Exhibit 99.(11)(a)

June 30, 2023

Brookfield Investment Funds
Brookfield Place
250 Vesey Street
New York, New York 10281-1023

Re:	Brookfield Investment Funds

Ladies and Gentlemen:

We have acted as special Delaware counsel for Brookfield Investment Funds, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Instrument, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 12, 2011, as amended by the Certificate of Amendment to Certificate of Trust, as filed with the Secretary of State on July 19, 2013 (the “Certificate of Trust”);

(b)	The Declaration of Trust of the Trust, dated as of May 12, 2011, made by the trustee named therein;

(c)	The Amended and Restated Agreement and Declaration of Trust (the “Trust Instrument”) of the Trust, dated as of September 27, 2011, made by the trustees named therein;

(d)	The Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with respect to the reorganization of the Center Coast Brookfield MLP and Energy Infrastructure Fund (the “Acquired Trust”), and the Center Coast Brookfield Midstream Focus Fund series of the Trust, filed with the Securities and Exchange Commission on or about the date hereof;

Brookfield Investment Funds

June 30, 2023

(e)	The By-Laws of the Trust (the “By-Laws”), as in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);

(f)	Copies of certain resolutions (the “Resolutions”) adopted by the Board with respect to the approval of the Agreement (as defined below) and the issuance of shares of beneficial interest in the Center Coast Brookfield Midstream Focus Fund series of the Trust (each a “Share,” and collectively the “Shares”);

(g)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof;

(h)	A copy of the Agreement and Plan Reorganization (the “Agreement”), to be entered into by the Acquired Trust and the Trust with respect to its Center Coast Brookfield Midstream Focus Fund series; and

(i)	A Certificate of Good Standing for the Trust, dated June 28, 2023, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein. In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument and the By-Laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreement, the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization, due establishment or due formation, as the case may be, and valid existence in good standing of the Trust and of each party to the documents examined by us under the laws of the jurisdiction governing its organization, establishment or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Agreement, the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Agreement, the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, and (ix) all conditions precedent set forth in the Agreement shall have been satisfied at the time of the issuance of the Shares. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

Brookfield Investment Funds

June 30, 2023

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                  The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.                  The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

This opinion may be relied upon by you in connection with the matters set forth herein, including in connection with the delivery of your legal opinion relating to the Shares. We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/MMK